Exhibit 10.1

PURCHASE ORDER No 21-041

DATED 29th December 2021

Parties:	This Purchase Order (the “Order”) is entered as of 29th December 2021 (the “Effective Date”) by and between the following parties:

Bitfury USA Inc., whose registered office is located at 1015 15th Street, N.W. Suite 1000, Washington, District of Columbia 20005 (“Bitfury”); and

Cipher Mining Technologies Inc., a corporation incorporated and registered under the laws of Delaware, with its principal place of business at 222 Purchase St., Ste. 290, Rye, New York 10580 (the “Customer”)

(together – the “Parties”).

Definitions:	Unless otherwise expressly defined herein, the definitions agreed in the Master Services and Supply Agreement (the “MSSA”) and the Equipment Purchase Agreement (Schedule 4) attached thereto dated 26 August 2021 shall apply to this Order. In the event of conflict, the definitions in the Equipment Purchase Agreement shall prevail the definitions in the MSSA while the definitions provided herein shall prevail to any other document.

Product Description:	Bitfury BlockBox Air Cooled is an outdoor data center solution that integrates the prefabricated mechanical structure, power distribution and management systems (the “BBAC”).

Weight and dimensions:

• BBAC dimensions while closed (L × W × H): 40’ × 8’ × 9.6’ (12.2 m × 2.5 m × 2.9 m);

• Door opening: 6’7’’ × 2’11’’ (2.0 m × 0.9 m);

• Mechanical Capacity: up to 321 of MicroBT servers;

• Voltage: 480/277 V;

• Power cords to feed miners; and

• Weight: up to 31,500 lb (14.3 tonnes) curb weight in base configuration.

Installation requirements:

• Power supply 1.1-1.15 MW ± 5%; and

• Internet connection: reliable Internet connection with at least 2 Mbps per unit and maximum 50 ms latency to the www.bitfury.com;

• Installation: 50–100 cm between the footing and the container underside;

• Ambient operating temperature range: - 40 to + 45°C.

Exclusions:

• Louvers and exhaust fans international shipping;

• Louvers and exhaust fans interstate shipping;

• On-site works (louvers, exhaust fans installation and others);

• BBAC shipping to the site; and

• UL-certification.

Purchase Quantity:	180 units of BBACs (the “Equipment”).

Purchase Price:	The price of 1 (one) unit of the BBAC (for the avoidance of doubt, excluding the Exclusions set forth above) shall be US$196,880 (one hundred ninety-six thousand eight hundred and eighty US dollars) excluding VAT or any other taxes.

Exclusions will be priced by Bitfury on a cost + markup basis.

The total price of the Equipment shall be US$35,438,400 (thirty-five million four hundred thirty-eight thousand four hundred US dollars) excluding Sales Taxes (the “Purchase Price”).

Contingency fee in an amount of US$2,636 (two thousand six hundred thirty-six US dollars) per 1 (one) unit of BBAC is included in the Purchase Price to accommodate design and/or material change during the Equipment manufacturing process. Any unspent contingency fee will accrue to Customer and will be returned within 30 (thirty) days from the final payment of the Purchase Price. Any changes to the Order that exceed the contingency fee shall be subject to the standard terms provided in the MSSA.

Payment Terms:	Customer shall pay the Purchase Price in cleared funds at the time of payment as stated in this Order. Payment shall be made according to the instructions supplied in writing by Bitfury to the account notified by Bitfury in writing.

a)  10% of the Purchase price in the amount of US$3,543,840 (three million five hundred forty-three thousand eight hundred and forty US Dollars) shall be paid in advance within 3 (three) business days following execution of this Purchase Order;

b)  50% of the Purchase Price in the amount of US$17,719,200 (seventeen million seven hundred nineteen thousand and two hundred US Dollars) shall be paid in advance within 15 (fifteen) business days following execution of this Purchase Order;

c)  30% of the Purchase Price in the amount of US$10,631,520 (ten million six hundred thirty-one thousand five hundred and twenty US Dollars) shall be paid within 15 (fifteen) business days following BBAC manufacture and factory testing; and

d)  10% of the Purchase Price in the amount of US$3,543,840 (three million five hundred forty-three thousand eight hundred and forty US Dollars) shall be paid within 15 (fifteen) business days following completion of Acceptance Act.

	Bitfury shall be entitled to refuse shipment of the Equipment if the Customer fails to pay the Purchase Price in advance. The Purchase Price is non-refundable.

Delivery Terms:	The Equipment shall be delivered according to the following schedule:

	Batch	Qty	Ready to ship (without fans)	Louvers and filters rec’d	Fans delivery
	1	9	02.May	11.Apr	14.Jun
	2	9	09.May	11.Apr	21.Jun
	3	9	16.May	11.Apr	28.Jun
	4	8	23.May	11.Apr	04.Jul
	5	10	30.May	25.Apr	11.Jul

6	9	6.June	25.Apr	18.Jul
7	9	13.Jun	25.Apr	25.Jul
8	9	20.Jun	25.Apr	01.Aug
9	9	27.Jun	9.May	08.Aug
10	9	04.Jul	9.May	08.Aug
11	9	11.Jul	9.May	15.Aug
12	9	19.Jul	9.May	15.Aug
13	9	26.Jul	23.May	22.Aug
14	9	01.Aug	23.May	29.Aug
15	9	08.Aug	23.May	05.Sep
16	9	15.Aug	23.May	12.Sep
17	9	22.Aug	6.Jun	19.Sep
18	9	29.Aug	6.Jun	26.Sep
19	9	05.Sept	6.Jun	03.Oct
20	9	12.Sep	6.Jun	10.Oct

Delivery schedule for the Chinese manufactured louvers are included in the above delivery schedule. Should delivery of the louvers get delayed, Cipher will accept installation and testing on site. Updated pricing excludes labor for louver installation at factory.

The Equipment may be delivered without fans/louvers, but they will be outfitted with temporary measures to ensure operability prior to the arrival of fans/louvers.

Customer shall notably be responsible for customs clearance of the Equipment, taxes, delivery tracking, deployment, infrastructure and maintenance of the Equipment at its own expense.

Delivery: Tomball, TX, Texas, 77377, USA, EXW Incoterms 2010 terms.

Breach:	Without prejudice and in addition to Bitfury’s other remedies prescribed under this Purchase Order, Terms and Conditions or the applicable Law, if the Customer breaches (whether in whole or in part) to timely fulfil its obligations under Clause “Payment Terms” Bitfury shall be entitled at its sole discretion to:

• Adjust the Purchase Order and deliver only part of the Equipment equivalent to the amount paid (if any) by the Customer in accordance with the Payment Terms; or

•   Deliver the Equipment in full to the Customer and request payment of the full Purchase Price and for this purpose exercise any injunctive relief, specific performance or any other claim or remedy available under applicable Laws; or

•   Terminate this Purchase Order without any liability or obligation to deliver any Equipment over and above what would be covered by any payment already made by Customer to Bitfury hereunder. In such case, the Purchase Price (or part thereof) which has already been paid to Bitfury shall be non-refundable to the Customer.

In the event of Customer’s breach (whether in whole or in part) to timely fulfil its obligations under Clause “Payment Terms”, the Customer shall immediately pay to Bitfury, as penalty of 0.3% of the delayed payment for each day of delay.

Warranty:	Bitfury warrants to the Customer that the BBAC, is free from defects of workmanship and materials, and that under normal use and conditions, it will operate substantially in accordance with, and perform, the material functions and features as set out in the product description in the Order for a period of one (1) year following delivery. Repair and replacement terms are defined under the relevant Equipment Purchase Agreement.

Terms & Conditions:	The terms and conditions of the MSSA and the Equipment Purchase Agreement (Schedule 4) attached thereto dated 26 August 2021 shall apply to this Order. In the event of a conflict between the terms of the aforementioned MSSA and the terms contained in any equipment purchase agreement or the Orders thereunder, the relevant equipment purchase agreement and the Orders thereunder shall prevail.

Expiry of Offer:	This Purchase Order shall remain valid for a period of three days from the date of issuance and all Terms and Conditions shall expire unless this Purchase Order are fully executed by both parties before three days have passed since the date of issuance.

Bitfury USA Inc.		Cipher Mining Technologies Inc.

Per:	/s/ Oleg Blinkov	Per:	/s/ R. Tyler Page
	Authorized Signatory		Authorized Signatory

Date: 30 December 2021 | 19:15:48 CET		Date: 29 December 2021 | 15:04:31 PST